As filed with the Securities and Exchange Commission on October 11, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoNavi Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16/F, Section A, Focus Square

No 6. Futong East Avenue, Wangjing

Chaoyang District, Beijing 100102

The People’s Republic of China

+86 10 8410-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Catherine Qin Zhang

Chief Financial Officer

AutoNavi Holdings Limited

16/F, Section A, Focus Square

No 6. Futong East Avenue, Wangjing

Chaoyang District, Beijing 100102

The People’s Republic of China

+86 10 8410-7000

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.0001 per share	10,000,000 (3)	$2.74 (3)	$27,400,000	$3,737.36

(1)	These shares may be represented by the Registrant’s ADSs, each of which represents four ordinary shares. The Registrants’ ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-167537).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.
(3)	These shares are reserved for future award grants under the Share Incentive Plan, and the proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the registrant’s ADSs as quoted on the NASDAQ Global Select Market on October 5, 2012.
(4)	Any ordinary shares covered by an award granted under the Share Incentive Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Share Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 10,000,000 ordinary shares of the Registrant in the award pool reserved under the Registrant’s Share Incentive Plan adopted on September 1, 2012.

The Registrant had a 2007 Share Incentive Plan, which was originally adopted on July 15, 2007 and subsequently amended several times with the required approvals by the Registrant’s board of directors and/or shareholders. Previously, an aggregate of 21,237,000 ordinary shares of the Registrant were registered for issuance under the 2007 Share Incentive Plan, as amended as of June 3, 2010, pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-168890) filed on August 17, 2010 (the “Original S-8 Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

At an annual general meeting held on December 16, 2011, the Registrant’s shareholders approved amendments to the 2007 Share Incentive Plan, whereby the maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2007 Share Incentive Plan was increased by 10,000,000 ordinary shares to 41,987,000 ordinary shares.

On September 1, 2012, the Registrant adopted the Share Incentive Plan, which has a maximum number of 15,846,569 ordinary shares available for issuance pursuant to all awards under the Share Incentive Plan. Simultaneously, the Registrant further amended Section 3.1(a) of the 2007 Share Incentive Plan, as amended on December 16, 2011, by reducing the maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2007 Share Incentive Plan from 41,987,000 to 26,140,431, and terminated the 2007 Share Incentive Plan as of the same date. As a result, the maximum number of ordinary shares available for issuances pursuant to all awards under the 2007 share incentive plan, as amended and terminated, and the Share Incentive Plan still equal 41,987,000. The other terms and provisions of the Share Incentive Plan are substantially similar to those of the 2007 Share Incentive Plan, as amended and terminated, including, without limitation, the same expiration date on July 15, 2014.

The 10,000,000 ordinary shares that were added to the award pool pursuant to the annual general meeting on December 16, 2011 and were in effect transferred to the Share Incentive Plan on September 1, 2012 are being registered on this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by AutoNavi Holdings Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2011, as amended, initially filed on April 25, 2012; and

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-34784) filed with the Commission on June 16, 2010, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 11, 2012.

AutoNavi Holdings Limited

By:	/s/ Congwu Cheng
Name:	Congwu Cheng
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Congwu Cheng and Ms. Catherine Qin Zhang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Hou	Chairman of the Board of Directors	October 11, 2012
Jun Hou

/s/ Congwu Cheng	Director and Chief Executive Officer (principal executive officer)	October 11, 2012
Congwu Cheng

/s/ Catherine Qin Zhang	Chief Financial Officer (principal financial and accounting officer)	October 11, 2012
Catherine Qin Zhang

/s/ Derong Jiang	Director	October 11, 2012
Derong Jiang

Signature	Title	Date

/s/ Jeffrey Zhijie Zeng	Director	October 11, 2012
Jeffrey Zhijie Zeng

/s/ Dave Qi	Director	October 11, 2012
Dave Qi

/s/ Belinda Wang	Director	October 11, 2012
Belinda Wang

/s/ Hongyi Zhou	Director	October 11, 2012
Hongyi Zhou

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AutoNavi Holdings Limited has signed this registration statement or amendment thereto in New York on October 11, 2012.

Authorized U.S. Representative

By:	/s/ Diana Arias
Name:	Diana Arias, on behalf of Law Debenture Corporate Services Inc.
Title:	Senior Managing Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-167402))

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-167402))

4.3	Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-168890))

5.1*	Opinion of Thorp Alberga, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1*	2007 Share Incentive Plan, as amended and terminated as of September 1, 2012

10.2*	Share Incentive Plan, as adopted as of September 1, 2012

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2*	Consent of Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.